Consent of Independent Accountants

We hereby consent to the use in the Statement of Additional Information constituting part of Pre-Effective Amendment No. 1 to the Registration Statement No. 333-81393 on Form N-4 (the "Registration Statement") of (1) our report dated February 8, 1999 relating to the financial statements of Separate Account A of The Equitable Life Assurance Society of the United States for the year ended December 31, 1998, and (2) our report dated February 8, 1999 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 1998, which reports appear in the Statement of Additional Information and to the incorporation by reference of our reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the incorporation by reference in the Prospectus of our reports dated February 8, 1999 appearing on page F-1 and page F-53 of the The Equitable Life Assurance Society of the United States' Annual Report on Form 10-k for the year ended December 31, 1998. We also consent to the references to us under the headings "About Our Independent Accountants" in the Prospectus and "Custodian and Independent Accountants" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
New York, New York
September 1, 1999